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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 3)*



                             STONE & WEBSTER, INC.
________________________________________________________________________________
                               (Name of Issuer)


                         COMMON STOCK, PAR VALUE $1.00
________________________________________________________________________________
                         (Title of Class of Securities)


                                   86157210
        _______________________________________________________________
                                (CUSIP Number)

                             Frank J. A. Cilluffo
                           Cilluffo Associates, L.P.
                         717 Fifth Avenue, 23rd Floor
                           New York, New York 10022
________________________________________________________________________________
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                August 1, 1994
        _______________________________________________________________
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

Check the following box if a fee is being paid with the statement [_]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D
- -----------------------                                  ---------------------
  CUSIP NO. 86157210                                      PAGE 2 OF 12 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Cilluffo Associates, L.P.
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             1,300,700
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10

                          1,300,700
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

       1,300,700
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      8.68%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
- ------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
- -----------------------                                  ---------------------
  CUSIP NO. 86157210                                      PAGE 3 OF 12 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Zenith Associates, L.P.
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             85,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10

                          85,000
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

       85,000
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      .57%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
- ------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
- -----------------------                                  ---------------------
  CUSIP NO. 86157210                                      PAGE 4 OF 12 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Frank and Irja Cilluffo Foundation, Inc.
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             10,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          10,000
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

       10,000
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      .07%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
- ------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
- -----------------------                                  ---------------------
  CUSIP NO. 86157210                                      PAGE 5 OF 12 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Frank J. A. Cilluffo
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      PF/00
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          15,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             1,395,700
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          15,000
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10

                          1,395,700
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

       1,410,700
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      9.42%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
- ------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
- -----------------------                                  ---------------------
  CUSIP NO. 86157210                                        PAGE 6 OF 12 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Marvin E. Lesser
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      00
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             1,300,700
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10

                          1,300,700
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

       1,300,700
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      8.68%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
- ------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
- -----------------------                                  ---------------------
  CUSIP NO. 86157210                                        PAGE 7 OF 12 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      General Edward C. Meyer (Ret.)
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      00
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             1,300,700
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10

                          1,300,700
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

       1,300,700
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      8.68%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
- ------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                        AMENDMENT NO. 3 TO SCHEDULE 13D

     This statement relates to the Common Stock, par value $1.00 per share (the "Shares"), of Stone & Webster, Inc., a Delaware corporation (the "Company"). Items 3 and 5 of a statement on Schedule 13D filed by Cilluffo Associates, L.P. ("Cilluffo Associates"), Zenith Associates, L.P. ("Zenith"), Frank and Irja Cilluffo Foundation, Inc. (the "Foundation"), Frank J. A. Cilluffo, Marvin E. Lesser and General Edward C. Meyer (Ret.) are amended as follows:

Item 3.  Source and Amount of Funds of Other Consideration.

         No change except for the addition of the following:

     The aggregate purchase price of all Shares acquired by Cilluffo Associates since May 18, 1994 and reported in item 5(c) of this Amendment was $3,875,767 (inclusive of brokerage commissions). The funds used by Cilluffo Associates to purchase such Shares came from working capital funds available for investment.

     The aggregate purchase price of all Shares acquired by Zenith since May 18, 1994 and reported in item 5(c) of this Amendment was $1,213,865 (inclusive of brokerage commissions). The funds used by Zenith to purchase such Shares came from working capital funds available for investment.

Item 5.  Interest in Securities of the Issuer.

         (a) and (b)

                             Number of Shares               Percent of
Reporting Person            Beneficially Owned               Class (1)
- ---------------------       ------------------              ----------
Mr. Cilluffo               1,410,700 (2)(3)(4)(5)              9.42%

Mr. Lesser                 1,300,700 (2)(5)                    8.68%

Gen. Meyer                 1,300,700 (2)(5)                    8.68%

Cilluffo Associates        1,300,700 (2)(5)                    8.68%

Zenith                        85,000 (3)(5)                     .57%

The Foundation                10,000 (4)(5)                     .07%
- -------------------

(1) Based on the 14,977,790 Shares outstanding as of April 30, 1994, as reported in the Company's 10-Q for the fiscal quarter ended March 31, 1994.

(2) 1,300,700 Shares are directly owned by Cilluffo Associates. Messrs. Cilluffo, Lesser and Meyer, as managing general partners of Cilluffo Associates, are deemed to share voting and dispositive power over such Shares.

(3) 85,000 Shares are directly owned by Zenith. Mr. Cilluffo, as managing general partner of Zenith, is deemed to share voting and dispositive power over such Shares.

(4) 10,000 Shares are directly owned by the Foundation. Mr. Cilluffo, as President of the Foundation, is deemed to share voting and dispositive power over such Shares.

(5) Although each of Cilluffo Associates, Zenith, the Foundation and Mr. Cilluffo could be deemed, by virtue of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (the "Act"), to be the beneficial owner of the Shares owned by each of the others, each such party disclaims such beneficial ownership. To the knowledge of the Reporting Persons, Ms. Cilluffo is not the beneficial owner of Shares.

         (c) Certain information concerning transactions in the Shares effected by Cilluffo Associates since May 18, 1994 is set forth on Schedule I hereto. Certain information concerning transactions in the Shares effected by Zenith since May 18, 1994 is set forth in Schedule II hereto. Except as set forth on
Schedule I, no transactions in the Shares were effected by any of the Reporting Persons since May 18, 1994.

                                   SIGNATURES


     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


August 2, 1994



                                  CILLUFFO ASSOCIATES, L.P.

                                  By:  /s/ Frank J. A. Cilluffo
                                      -----------------------------
                                  Title:  Managing General Partner


                                  ZENITH ASSOCIATES, L.P.

                                  By:  /s/ Frank J. A. Cilluffo
                                      -----------------------------
                                  Title:  Managing General Partner


                                  FRANK AND IRJA CILLUFFO FOUNDATION

                                  By:  /s/ Frank J. A. Cilluffo
                                      -----------------------------
                                  Title:  President


                                  /s/ Frank J. A. Cilluffo
                                  ----------------------------------
                                  Frank J. A. Cilluffo

                                  /s/ Marvin E. Lesser
                                  ----------------------------------
                                  Marvin E. Lesser


                                  /s/ Edward C. Meyer
                                  ----------------------------------
                                  General Edward C. Meyer (Ret.)

                                  SCHEDULE I

                      Transactions by Cilluffo Associates

                             Stone & Webster, Inc.

                                  Number             Price
Trade Date                      of Shares          Per Share
- ----------                      ---------          ---------
May 19, 1994                         800             $32.00
May 19, 1994                       1,700             $31.75
May 20, 1994                       1,500             $31.50
May 23, 1994                       5,000             $31.50
May 23, 1994                       1,500             $31.50
May 26, 1994                       2,000             $32.63
May 27, 1994                       2,400             $33.00
May 27, 1994                       1,300             $33.13
May 31, 1994                       2,300             $33.13
June 3, 1994                       1,900             $33.25
June 6, 1994                       1,600             $33.25
June 9, 1994                         900             $33.13
June 10, 1994                      1,100             $33.38
June 22, 1994                      4,700             $33.38
June 23, 1994                      1,300             $33.25
June 29, 1994                      5,000             $33.00
July 1, 1994                       1,600             $32.50
July 5, 1994                       2,100             $32.63
July 5, 1994                       4,400             $32.50
July 7, 1994                       2,400             $32.50
July 20, 1994                        600             $32.50
July 20, 1994                      3,400             $32.63
July 21, 1994                        200             $32.63
July 22, 1994                      1,300             $32.63
July 26, 1994                      1,500             $32.63
July 26, 1994                      8,000             $32.50
July 27, 1994*                    12,500             $32.38
July 27, 1994                     10,000             $32.38
July 27, 1994*                     9,400             $32.25
July 29, 1994                     14,800             $32.25
July 29, 1994                      2,000             $32.38
August 1, 1994                    10,000             $32.25

____________
All shares purchased on the New York Stock Exchange in brokerage transactions except as noted. The price is exclusive of brokerage commissions.

*Shares purchased on the over-the-counter market.

                                  SCHEDULE II

                            Transactions by Zenith

                             Stone & Webster, Inc.




May 31, 1994                         400             $33.13
May 31, 1994                         500             $33.25
May 31, 1994                       1,200             $33.25
June 1, 1994                       1,900             $33.25
June 7, 1994                       3,700             $33.25
June 8, 1994                         300             $33.25
June 24, 1994                      4,900             $33.25
June 30, 1994                      5,000             $32.75
July 1, 1994                       4,000             $32.63
July 11, 1994                        300             $32.50
July 13, 1994                        500             $32.50
July 22, 1994                      1,300             $32.63
July 26, 1994                      8,000             $32.50
July 28, 1994                      5,000             $32.13

___________
All shares purchased on the New York Stock Exchange in brokerage transactions. The price is exclusive of brokerage commissions.